===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  SYLVAN INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                                 [LOGO SYLVAN]

                     333 Main Street, Saxonburg, PA 16056

                                 ------------

                   Notice of Annual Meeting of Shareholders

                                 ------------

                 Date:         Tuesday, June 6, 2000
                 Place:        The Drake Hotel
                               New York, New York
                 Time:         10:00 a.m.
                 Record date:  Monday, April 10, 2000

Matters to be voted upon are:

  1. the election of six directors to hold office for terms of one to three years as set forth in Item 2, or if Item 2 is not approved, until the next annual meeting of shareholders or until their successors are elected and qualified;

  2. the adoption of an amendment to Sylvan's bylaws to create a classified board with staggered three year terms; and

  3. such other business as may properly come before the meeting.

  You are cordially invited to attend the meeting. If you plan to do so, please mark the box provided on your proxy card. However, whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, please complete, date and sign the enclosed proxy and return it promptly. Sending in your proxy will not prevent you from voting in person at the meeting.

                                          Fred Y. Bennitt
                                          Secretary

April 24, 2000

                                    CONTENTS

Proxy Statement and Proxy Card Mail Date..................................    1
Voting by Proxy...........................................................    1
Revoking the Proxy........................................................    1
Record Date and Shares Entitled to Vote...................................    1
Quorum....................................................................    1
Results of Voting.........................................................    2
Common Stock Ownership of Certain Beneficial Owners.......................    2
Common Stock Ownership of Directors and Executive Officers................    3
Item 1. Election of Directors.............................................    4
Board Meetings............................................................    5
Board Committees..........................................................    5
Director Compensation.....................................................    6
Transactions with the Company.............................................    7
Stock Option and Compensation Committee Report on Executive Compensation..    7
Stock Option and Compensation Committee Interlocks and Insider
 Participation............................................................    9
Management Compensation and Benefit Plans
  Summary Compensation Table..............................................   10
  Option Grants in The Year Ended January 2, 2000.........................   11
  Aggregated Option Exercises for The Year Ended January 2, 2000..........   11
  Qualified Retirement Benefit Plan.......................................   11
Shareholder Return Performance Graph......................................   12
Section 16(a) Beneficial Ownership Reporting Compliance...................   12
Item 2. Adoption of Amendment to Bylaws...................................   13
Proxy Solicitation and Expenses of Solicitation...........................   13
Independent Public Accountants............................................   13
Deadline for Shareholder Proposals........................................   13
Annual Report on Form 10-K................................................   14
Appendix A................................................................   15

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                             Tuesday, June 6, 2000
                                The Drake Hotel
                              New York, New York

                                 ------------

  This proxy statement is furnished to shareholders in connection with the solicitation of a proxy on the enclosed form by the board of directors of Sylvan Inc. for use at the company's 2000 annual meeting of shareholders.

                   PROXY STATEMENT AND PROXY CARD MAIL DATE

  It is anticipated that this proxy statement and the accompanying proxy card will be mailed on or about April 24, 2000 to shareholders of record on the record date.

                                VOTING BY PROXY

  A proxy in the accompanying form, which is properly executed, returned to the board of directors and not revoked, will be voted in accordance with the instructions printed on the form. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the meeting, the persons named as proxies will vote the shares represented in favor of the proposals set forth in the Notice of Annual Meeting and in accordance with their best judgment on any other matters which may properly come before the meeting.

                              REVOKING THE PROXY

  Each shareholder who has executed a proxy and returned it to the board of directors may revoke it by notice in writing to the secretary of Sylvan at any time prior to voting. Presence at the meeting does not itself revoke the proxy.

                    RECORD DATE AND SHARES ENTITLED TO VOTE

  The board of directors has fixed the close of business on Monday, April 10, 2000, as the record date for determining the shareholders entitled to notice of and to vote at the meeting. On April 10, 2000, there were 5,661,336 shares of common stock, par value $.001 per share, issued and outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote.

                                    QUORUM

  A majority of the shares of common stock issued and outstanding and entitled to vote constitutes a quorum. Abstentions and broker nonvotes are counted as present in determining whether the quorum requirement is satisfied.

                               RESULTS OF VOTING

  The nominees for election as directors who receive a plurality of the votes cast for each director position at the meeting by the shares present in person or represented by proxy shall be elected directors. Any other matters submitted to a vote of the shareholders must be approved by the majority of shares present in person or represented by proxy. Abstentions and broker nonvotes will not be included in the vote total in the election of directors and will have no effect on the outcome of the vote. An abstention from voting will have the practical effect of voting against any other matters since it is one less vote for approval.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the best of the company's knowledge, except for Dennis Zensen, Sylvan's Chairman, whose holdings are disclosed in the Common Stock Ownership of Directors and Executive Officers table on page 4, the only persons or firms that may be deemed to beneficially own five percent or more of Sylvan's common stock as of the footnoted dates are the following:

                                    Amount and Nature            Percent
   Name and Address            of Beneficial Ownership (a) of Common Stock (g)
   ----------------            --------------------------- -------------------
   Wynnefield Capital
    Management LLC ...........        1,019,486(b)                18.0%
    One Penn Plaza
    New York, NY 10119
   Goldman Sachs Asset
    Management................         594,198(c)                 10.5%
    85 Broad Street
    New York, NY 10004
   T. Rowe Price Associates,
    Inc. .....................         558,000(d)                 9.8%
    100 East Pratt Street
    Baltimore, MD 21202
   Dimensional Fund Advisors
    Inc. .....................         464,276(e)                 8.2%
    1299 Ocean Avenue
    Santa Monica, CA 90401
   Investment Counselors of
    Maryland, Inc. ...........         400,000(f)                  7.1%
    803 Cathedral Street
    Baltimore, MD 21201

------
(a) Under Regulations of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares; investment power is the power to dispose of or direct the disposition of shares.

(b) Based on information reported by Wynnefield Capital Management LLC in a Form 13F filed with the Securities and Exchange Commission on February 14, 2000.

(c) According to a Schedule 13G dated January 10, 2000, this total reflects the securities beneficially owned by the asset management division of Goldman, Sachs & Co. (the "Asset Management Division"). This filing does not reflect securities, if any, beneficially owned by any other division of Goldman, Sachs & Co. The Asset Management Division disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management Division.

(d) According to a Schedule 13G Amendment dated February 15, 2000, these securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns

   520,000 shares, representing 9.3% of the shares outstanding), to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(e) According to a Schedule 13G Amendment dated February 11, 2000, Dimensional Fund Advisors Inc., a registered investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds.") In its role as investment advisor and investment manager, Dimensional possesses voting and/or investment power over Sylvan's securities that are owned by the Funds. All securities reported in this schedule are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(f) According to a Schedule 13G Amendment dated February 9, 2000, all of the shares are owned by various investment advisory clients of Investment Counselors of Maryland, Inc., which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. In all cases, persons other than Investment Counselors of Maryland, Inc. have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class.

(g) Based on 5,661,336 shares of the company's common stock issued and outstanding on the record date.

          COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 1, 2000, the number of shares of Sylvan common stock beneficially owned by each director, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person has sole voting and investment power as to all shares listed opposite his name.

                                  Shares of Beneficially Owned Common Stock
                              -------------------------------------------------
                               Direct       Other                   Percent
Name                          Ownership Ownership (a)   Total   Outstanding (b)
----                          --------- ------------- --------- ---------------
Dennis C. Zensen............   281,518     512,610(c)   794,128      14.0%
William L. Bennett..........     6,000      16,880(d)    22,880         *
Monir K. Elzalaki...........    14,061      38,334       52,395         *
Virgil H. Jurgensmeyer......    20,000      17,000       37,000         *
Donald T. Pascal............     7,000      17,000       24,000         *
Donald A. Smith.............        --       7,001        7,001         *
Gary D. Walker..............     4,130      45,000       49,130         *
Michael A. Walton...........        --      53,333       53,333         *
All of the above and all
 other executive officers as
 a group (e)................   336,809     707,158    1,043,967      18.4%

------
*  Less than 5%

(a) Consists of shares subject to options exercisable within 60 days of the record date, except as noted otherwise.

(b) Based on 5,661,336 shares of the company's common stock issued and outstanding on the record date.

(c) Owned by Mr. and Mrs. Zensen as joint tenants.

(d) Includes 2,000 shares held in Mr. Bennett's 401(k) account and 880 shares held by trusts for the benefit of Mr. Bennett's children, with respect to which he disclaims beneficial ownership.

(e) Ten persons, including those named.

                         ITEM 1. ELECTION OF DIRECTORS

  The board of directors has adopted and recommends that the shareholders approve the amendment to the company's bylaws proposed in Item 2, on page 12, that would divide the board into three classes with terms of three years. If the proposal in Item 2 is approved, two directors will be elected for one-year terms expiring in 2001, two directors will be elected for two-year terms expiring in 2002, and two directors will be elected for three-year terms expiring in 2003. The board's nominees are Mr. Nelson P. Obus, a new candidate, and Mr. Monir K. Elzalaki, a current director, for one-year terms; Messrs. Virgil H. Jurgensmeyer and Donald T. Pascal, current directors, for two-year terms; and Messrs. William L. Bennett and Dennis C. Zensen, current directors, for three-year terms. If the proposal in Item 2 is not approved, six directors will be elected to hold office until the next annual meeting of shareholders. No family relationship exists between any director, executive officer or person nominated to become a director.

  Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below. In the event that any of the individuals should become unavailable for election for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominees, if any, as the board may designate. The following table sets forth information about the nominees as of March 8, 2000.

                                                         Principal Occupation or
 Name and Age               Present Position with Sylvan Employment, if Different   Director Since
 ------------               ---------------------------- ------------------------   --------------
 For terms expiring in 2001
 Monir K. Elzalaki (44)      President of Sylvan                                    December 1998
                             America, Inc.
 Nelson P. Obus (53)                                            President
                                                                of
                                                                Wynnefield
                                                                Capital
                                                                Management
                                                                LLC
 For terms expiring in 2002
 Virgil H. Jurgensmeyer      Director                           Chairman of         June 1992
  (70)                                                          J-M Farms,
                                                                Inc. and J-
                                                                M Foods,
                                                                Inc.
 Donald T. Pascal (40)       Director                           Managing            November 1991
                                                                Director
                                                                Commonfund
                                                                Capital,
                                                                Inc.
 For terms expiring in 2003
 Dennis C. Zensen (61)       Chairman, President and                                April 1989
                             Chief Executive Officer
 William L. Bennett (50)     Director                           Vice-               July 1994
                                                                Chairman
                                                                and
                                                                Director of
                                                                HealthPlan
                                                                Services
                                                                Corporation

  Monir K. Elzalaki was appointed a director of Sylvan in December 1998 to fill a vacancy created by the resignation of Richard F. Lazzarini, Jr. Mr. Elzalaki has served as president of the company's Sylvan America, Inc. spawn production subsidiary in Pennsylvania since March 1992 and as president of the company's Nevada spawn subsidiary since December 1992.

  Nelson P. Obus has been nominated for election at the meeting to his first term as a director of Sylvan. He has served as president of Wynnefield Capital Management LLC since December 1994. Wynnefield is a limited liability corporation that manages three partnerships investing solely in small capitalization and undervalued U.S. public equities and is a major Sylvan shareholder.

  Virgil H. Jurgensmeyer was elected to the board of directors in June 1992. He has served as chairman of the board of J-M Farms, Inc. (a grower and marketer of fresh mushrooms) since April 1979 and as chairman of the board of J-M Foods, Inc. (a producer and marketer of fresh-cut salads) since January 1991. Mr. Jurgensmeyer is part owner and a director of Ohio Valley Mushroom Farm, Inc. (a grower and marketer of fresh mushrooms) and serves as a director of Mid-West Custom Mixing Co. (a mixer of rubber compounds); Miami Industrial Supply and Manufacturing Co. (a manufacturer of mushroom production equipment) and Miken Computer Co. (a retailer of personal computer hardware, software and services). He is also a member of the board of directors of the Department of Agriculture of the State of Oklahoma.

  Donald T. Pascal has served as a director since November 1991. Mr. Pascal is a managing director of Commonfund Capital, Inc. (a wholly owned subsidiary of Commonfund Group), which manages private capital investments for endowments. He served as a managing director of Victory Ventures LLC (a venture capital fund) from September 1997 until August 1998, when he joined Commonfund. He served as a managing director of Noel Group, Inc. (a holding company that conducts its principal operations through small-sized and medium-sized operating companies in which it holds controlling or other significant equity interests) and as a vice-president of The Prospect Group between 1986 and 1997. (Prospect is a holding company that conducts its major operations through subsidiaries acquired in management buyout transactions.)

  Dennis C. Zensen was elected chairman of Sylvan's board in July 1990 and has served as a director, president and chief executive officer of Sylvan since April 1989.

  William L. Bennett has served as a director since July 1994 and is vice-chairman and director of HealthPlan Services Corporation, a leading provider of managed health care services. Until March 1995, he served as chairman and chief executive officer of Noel Group, Inc. Previously, Mr. Bennett served as chairman of the board and chief executive officer of Noel from April 1988 until November 1991 and as co-chairman and chief executive officer of Noel from November 1991 until July 1994. Mr. Bennett is also a director of Allegheny Energy Inc. (an electric utility holding company).

  Sylvan's bylaws establish an advance notice procedure with respect to shareholder nomination of candidates for election as directors. In general, notice regarding shareholder nominations for director must be received by the secretary of the company not less than 30 nor more than 60 days prior to the annual meeting and must contain specified information concerning the persons to be nominated and the shareholder submitting the nomination. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements.

                                BOARD MEETINGS

  During 1999, the board of directors of the company held four meetings. All of Sylvan's directors attended all of the meetings of the board of directors and of the committees on which they served during 1999.

                               BOARD COMMITTEES

  The Executive Committee, Audit Committee and Stock Option and Compensation Committee are the only standing committees of the board. There is no formal nominating committee.

Executive Committee

  Members: Mr. Zensen (chairman), Mr. Jurgensmeyer and Mr. Pascal
  Number of meetings in 1999: One
  Functions:

    . exercises all of the powers and authority of the board in the management of the business and affairs of the company between meetings of the full board, except the power or authority to amend the certificate of incorporation, adopt an agreement of merger or consolidation, recommend to the shareholders the sale, lease or exchange of all or substantially all of the company's property and assets, recommend to the shareholders a dissolution of the company or a revocation of a dissolution, or amend the bylaws of the company

Audit Committee

  Members: Mr. Bennett (chairman) and Mr. Jurgensmeyer
  Number of meetings in 1999: Two
  Functions:

    . consults with Sylvan's independent public accountants and such other persons as the members deem appropriate

    . reviews the preparations for and scope of the audit of the company's annual financial statements

    . makes recommendations as to the engagement and fees of the independent auditors

    . performs such other duties relating to the company's financial statements as the board may assign from time to time

Stock Option and Compensation Committee

  Members: Mr. Jurgensmeyer (chairman) and Mr. Bennett
  Number of meetings in 1999: Four
  Functions:

    . exercises all the powers of the board of directors, including the authority to issue Sylvan stock, with respect to matters relating to the administration of the company's 1990 Stock Option Plan

    . sets the compensation of the company's chief executive officer, the four other most highly compensated executive officers and other persons performing substantial services for the company

    . reviews and approves transactions between the company and any substantial shareholder, officer, director or affiliate of the company

                             DIRECTOR COMPENSATION

  Sylvan paid each nonemployee director an annual retainer of $10,000 and a fee of $1,000 for each board meeting attended and for each committee meeting attended. In addition, nonemployee board members received a fee of $1,000 for participation in several conferences with investors that were conducted during the year. During 1999, the directors as a group were paid $64,000 on that basis. Directors are also reimbursed for travel and other necessary business expenses incurred in attending meetings.

  In addition, under the terms of the 1993 Stock Option Plan for Nonemployee Directors, each nonemployee director is automatically granted nonincentive options to purchase 10,000 shares of common stock on the first business day following the annual meeting at which such individual becomes a Sylvan nonemployee director. In addition, he is automatically granted nonincentive options to purchase 1,000 shares of common stock on the first business day following the day of each subsequent annual meeting of shareholders. The exercise price per share of the common stock of each option granted is the closing price of the common stock on the date of grant as reported on The Nasdaq Stock Market(R).

  Directors who are employees of the company or its subsidiaries are eligible to participate in the company's 1990 Stock Option Plan. Members of the Stock Option and Compensation Committee are not eligible to participate in the 1990 Stock Option Plan while they are serving on such committee.

                         TRANSACTIONS WITH THE COMPANY

  During 1999, various mushroom business interests of Mr. Jurgensmeyer, a member of the company's board, purchased spawn and compost supplements at fair market value totaling $659,000, and purchased mushrooms at fair market value totaling approximately $83,000 in trading with the company's subsidiaries.

                    STOCK OPTION AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Stock Option and Compensation Committee exercises responsibility with respect to the compensation of Sylvan's chief executive officer, other highly compensated executive officers and persons performing other substantial services for the company. It also administers Sylvan's 1990 Stock Option Plan.

Compensation Structure and Administration

  The executive compensation program is composed of salary, cash bonuses, fringe benefit programs and stock options utilized through an integrated and managed approach. In administering the program during 1999, the Committee sought to:

  . support a pay-for-performance policy that differentiated compensation based on corporate, business unit and individual performance and linked compensation to such performance;

  . motivate executive officers to achieve strategic business initiatives and reward them for their accomplishments; and

  . align the interests of Sylvan's key employees with the long-term interests of shareholders through award opportunities that result in ownership of the company's common stock.

  The Committee utilized several measures of corporate and individual performance in applying the following process for establishing compensation for the individuals whose compensation determination is the Committee's responsibility. It did not undertake a comparative review of the total compensation packages of executives at companies engaged in businesses that are similar to Sylvan's in 1999. However, it retained a firm of independent consultants specializing in executive compensation to perform such a review in 2000 and to advise the Committee as to various other matters relating to compensation.

  Base Salaries: The Committee reviewed the covered officers' base salaries, paying particular attention to prevailing levels of compensation for qualified executives, the responsibilities of each individual's position and the contributions to the company that each officer makes and is expected to make in the future.

  Cash Bonuses: Cash bonuses are based on Sylvan's overall financial performance and on an executive officer's performance as measured against the company's progress in expanding its businesses throughout the world and aggressively introducing new products and services to its customers.

  Stock Options: The company has long believed in the importance of stock ownership by employees. Stock option grants to executive officers are based on the attainment of operating goals as well as progress toward specific long-term quality, profitability and growth goals. The options carry an exercise price equal to the fair market price of the company's common stock on the date of the grant and typically do not fully vest until three years following the date of the grant. They have value only if Sylvan's stock price appreciates from the date the options are granted.

  Measurement Meetings: Measurements of each covered executive officer's progress toward the achievement of the goal components of the compensation program during 1999 were made by the Committee during the course of four meetings with the chief executive officer. At the first meeting, performance goals for each individual were established and, during the remaining meetings, performance evaluations were undertaken and updated.

Performance Measurements

The measurement of corporate performance for 1999 was based on the following factors:

  .  earnings per share (EPS);

  .  return on shareholders' equity (ROE);

  .  annual revenue growth; and

  .  the development of Sylvan's global franchise.

  In the future, the Committee intends to additionally evaluate executive officer performance through the measurement of "asset efficiency." This measurement is essentially after-tax operating profit less a charge that is based on the cost of invested capital. The calculation can be performed for individual business units or for the company as a whole. The Committee believes that it provides an effective assessment of an executive officer's ability to manage assets and its use is designed to encourage the generation of profit growth through investment in projects where returns exceed our cost of capital. The Committee has not yet determined precisely how asset efficiency will be weighted when its use is fully implemented.

  The annual bonus for the chief executive officer for 1999 was based on an equal weighting of the identified factors, above, as they relate to overall corporate performance measured against expectations that were set in the first quarter of 1999. Annual bonuses for the other most highly compensated executive officers were also based on an equal weighting of these factors, except that revenue growth and ROE were calculated on the performance of the operating division for which each individual is responsible. In all cases, performance was measured over the full financial year and included an estimate of fourth-quarter results.

  With respect to overall corporate performance, EPS and ROE trends and corporate revenue growth met expectations during the measurement period. Sylvan's European operating division exhibited positive performance in spite of a difficult strategic environment and the U.S. spawn division performed to a satisfactory level in spite of the loss of a significant customer due to its acquisition by a competitor. The performance of the Quincy fresh mushroom operation also achieved acceptable levels by the end of the year.

Compensation for The Chief Executive Officer

  The Committee awarded Mr. Zensen a bonus of $175,000 (about 30% of his base salary) in recognition of the turnaround at Quincy, Sylvan's accomplishment of targeted growth initiatives and the expansion of the company's global franchise. Mr. Zensen's base salary and the annual supplemental contribution made on his behalf to the company's Nonqualified Target Benefit Annuity Purchase Program were unchanged during the year. Mr. Zensen's salary was last adjusted in April 1998 and a bonus was last awarded to him in 1997.

Compensation for Other Executive Officers

  The Committee awarded bonuses to other executive officers as listed on the Summary Compensation Table.

  The Committee granted a base salary increase of $40,000 to Mr. Smith during the year to reflect his job scope changes in connection with his appointment to the position of chief financial officer in December 1998. In addition, participation in the nonqualified annuity purchase program was extended to Mr. Smith. The Committee also granted a base salary increase of (Pounds)15,000 to Mr. Walton, Sylvan's European managing director, in recognition of the expansion of his responsibilities in connection with the enlargement of the company's European and South African markets.

  Consistent with the Committee's philosophy of aligning the interests of its managers with shareholders, options for 133,000 shares of Sylvan's common stock were granted by the Committee to 30 employees during 1999. Of the total, 10,000 shares, or 7.5%, were granted to Mr. Elzalaki; 15,000 shares, or 11.3%, were granted to Mr. Walton; 15,000 shares, or 11.3%, were granted to Mr. Walker; and 20,000 shares, or 15.0%, were granted to Mr. Smith. The grants, made at the prevailing market values of the underlying shares, were based on an evaluation of each grantee's influence on the long-term growth and profitability of the company. The Committee established each recipient's award with input from Mr. Zensen.

Consideration of Internal Revenue Code Section 162(m)

  The Committee monitors the impact of Section 162(m) of the Internal Revenue Code in making its compensation decisions. Although it provides for certain exceptions, this law generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer and four other most highly compensated executive officers.

                                          Virgil H. Jurgensmeyer, Committee
                                           Chairman
                                          William L. Bennett

                    STOCK OPTION AND COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  As stated above, the Stock Option and Compensation Committee was composed of Messrs. Jurgensmeyer and Bennett, neither of whom is an executive officer of the company. During 1999, no executive officer of the company served on a compensation committee (or other board committee performing equivalent functions) or board of directors of any entity related to any member of Sylvan's board of directors.

                   MANAGEMENT COMPENSATION AND BENEFIT PLANS

Summary Compensation Table

  The following table sets forth certain information regarding compensation received by the chief executive officer and the four other most highly compensated executive officers of the company and its subsidiaries for 1999, 1998 and 1997. Sylvan has not granted any restricted stock awards or made any long-term incentive plan payouts.

                                       ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                  ------------------------------  ---------------------------------
                                                       Other      Number of Shares
                                                       Annual     Underlying Stock    All Other
Name and Principal Position  Year  Salary   Bonus   Compensation  Options Granted  Compensation (d)
---------------------------  ----  ------   -----   ------------  ---------------- ----------------
Dennis C. Zensen             1999 $600,000 $175,000   $99,959(b)           --          $143,547
 President and Chief         1998  566,667       --   146,254(b)           --           210,029
 Executive Officer           1997  500,000  175,000    37,662(b)           --            54,085

Monir K. Elzalaki            1999 $270,000 $ 50,000   $ 6,280(b)       10,000          $ 10,489
 President                   1998  253,333       --     8,984(b)       15,000            15,006
 Sylvan America, Inc.        1997  220,000   50,000    92,533(c)           --             9,093

Michael A. Walton            1999 $243,742 $ 32,800        --          15,000          $ 13,764
 Managing Director           1998  218,500       --        --          20,000            11,798
 European Operations         1997  174,783   32,730        --              --             9,832

Gary D. Walker               1999 $180,000 $ 30,000        --          15,000                --
 President                   1998  180,000       --        --          15,000                --
 Sylvan Bioproducts,         1997  165,336
  Inc.                                       30,000        --              --                --

Donald A. Smith (a)          1999 $140,004 $ 20,000   $24,517(b)       20,000          $ 34,918
 Chief Financial Officer     1998  100,008       --        --          10,000                --
                             1997       --       --        --              --                --

------
(a) Mr. Smith became chief financial officer in December 1998. Previously, he was Sylvan's corporate controller and was not an executive officer of the company.

(b) Reflects reimbursement for income taxes incurred as a result of contributions made by the company on behalf of the officer to its Nonqualified Target Benefit Annuity Purchase Program.

(c) Reflects Mr. Elzalaki's recognition of the $87,089 difference between the exercise and market prices of stock options which he exercised during 1997 and $5,444 reimbursement for income taxes incurred as a result of contributions made on his behalf by the company to its Nonqualified Target Benefit Annuity Purchase Program.

(d) Reflects income imputed to each individual as a result of contributions made by the company to its Nonqualified Target Benefit Annuity Purchase Program or, in Mr. Walton's case, to Sylvan's British subsidiaries' contributory pension benefit plan, in which Mr. Walton is a participant.

Option Grants in The Year Ended January 2, 2000

  The following table sets forth as to the persons named in the Summary Compensation Table, information with respect to the Sylvan stock options granted during the company's last fiscal year, including the potential realizable value from the stock options assuming they are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term.

                                                                    Potential Realizable Value
                    Number of    % of Total                         at Assumed Annual Rates of
                     Shares        Options                           Stock Price Appreciation
                   Underlying    Granted to    Exercise                for Option Term (c)
                     Options    Employees in     Price   Expiration --------------------------
Name               Granted (a) Fiscal Year (b) Per Share    Date         5%           10%
----               ----------- --------------- --------- ----------     ---           ---
Dennis C. Zensen         --           --            --          --            --            --
Monir K. Elzalaki    10,000          7.5%       $10.00    10-28-09  $     62,889 $     159,374
Michael A. Walton    15,000         11.3%        10.50     5-30-09        99,051       251,014
Gary D. Walker       15,000         11.3%        10.00    10-28-09        94,334       239,061
Donald A. Smith      20,000         15.0%         8.88     1-16-10       111,629       282,889

------
(a) The options granted become exercisable over a three-year period in increments of one-third of the total per year beginning with the first anniversary of the date of the grant.

(b) Sylvan granted options representing 133,000 shares to employees and 3,000 shares to its nonemployee directors.

(c) Based on the closing market price of Sylvan's common stock as reported on The Nasdaq Stock Market(R) on the date immediately prior to the date of the grant. The actual value realized may be greater than or less than the potential realizable value set forth in the table.

Aggregated Option Exercises for The Year Ended January 2, 2000

  The following table sets forth as to the persons named in the Summary Compensation Table, information with respect to the Sylvan stock options exercised during 1999, the net value of any shares received or cash realized upon such exercise, the number of shares covered by unexercised stock options held at January 2, 2000, and the value of such stock options at January 2, 2000.

                                        No. of Shares Underlying    Value of Unexercised
                     No. of                Unexercised Options      In-The-Money Options
                     Shares                     at 1/2/00                at 1/2/00*
                    Acquired    Value   ------------------------- -------------------------
Name               on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----               ----------- -------- ----------- ------------- ----------- -------------
Dennis C. Zensen        --        --                                   --           --
Monir K. Elzalaki       --        --      33,334       20,000          --           --
Michael A. Walton       --        --      41,667       28,333          --           --
Gary D. Walker          --        --      40,000       25,000          --           --
Donald A. Smith         --        --       7,001       26,667          --           --

------
* Since the fair market value of Sylvan's common stock at January 2, 2000 was $8.50 per share, none of the options possessed by the listed individuals were in-the-money on that date.

Qualified Retirement Benefit Plan

  Sylvan has a defined benefit pension plan covering eligible salaried employees of its Sylvan America, Inc. and Sylvan Foods, Inc. subsidiaries, and former salaried employees of its closed Moonlight Mushrooms, Inc. subsidiary. The pension plan is funded solely by employer contributions, but the company ceased accruing benefits for the plan as of January 3, 1993. Annual pension benefits under the plan are determined by multiplying 1.25% times the employee's average salary as reported on such employee's Form W-2 over the five highest earnings years of service prior to January 3, 1993, times the employee's number of years of service prior to

January 3, 1993. Pension benefits are not subject to deductions for Social Security benefits. Mr. Elzalaki and Mr. Walker are the only persons named in the Summary Compensation Table who participated in the plan. Mr. Elzalaki has two years of credited service as of January 3, 1993 and an accrued benefit of approximately $324 per month at age 65. Mr. Walker has six months of credited service and an accrued benefit of approximately $95 per month at age 65.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following line graph compares the cumulative total shareholder return on Sylvan's common stock for the years 1995 through 1999 against the total return of Standard and Poor's 500 Stock Index and the Russell 2000 Small Stock Index. The company utilizes the Russell index because it has not been able to construct a peer group that exhibits Sylvan's product and geographical components. The graph assumes a $100 investment on December 31, 1994 in the company's common stock, the S&P stocks and the Russell index stocks, and the cumulative total return assumes the reinvestment of dividends, if any.
                             [GRAPH APPEARS HERE]

                  12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
 --------------------------------------------------------------------------------
   Sylvan Inc.      100.00     109.83     120.24     129.49     137.58      78.62
   S & P 500        100.00     137.58     169.17     225.60     290.08     351.12
   Russell 2000     100.00     128.40     149.66     183.13     178.46     216.40

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and persons who own more than ten percent of a registered class of the company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the company with copies of all
Section 16(a) forms that they file.

  The company believes that all filing requirements applicable to its officers and directors were complied with in 1999. In making these disclosures, the company has relied solely on the written and oral representations of its directors and executive officers and copies of the reports that they filed with the Commission.

                    ITEM 2. ADOPTION OF AMENDMENT TO BYLAWS

  The board of directors has adopted a resolution proposing, and recommends that the shareholders approve, an amendment to the company's bylaws. The amendment provides for the classification of the board into three classes of directors with staggered terms of office, with each class as nearly equal in number as possible, with the first classes consisting of two members each. Any director of a class elected by the board of directors to fill any vacancy arising during the year shall hold office for a term that coincides with the remaining term of that class. The text of the bylaws amendment is set forth as Appendix A to this proxy statement.

  If the shareholders approve the proposed amendment to the bylaws, one class would hold office initially for a term expiring at the 2001 annual meeting, one class would hold office initially for a term expiring at the 2002 annual meeting and the other class would hold office initially for a term expiring at the 2003 annual meeting. If the proposed amendment to create a classified board is not adopted by shareholders, all six director nominees will be elected to serve a one-year term until the company's 2001 annual meeting.

  The board of directors believes classification of the board is important to ensure continuity in the oversight and management of the company. A classified board will extend the time by which somebody seeking to acquire the company could take control of the board without the approval and assistance of the existing directors. That could deter somebody from seeking to acquire the company without the approval of the board of directors. The board believes that the amendment is more likely to encourage the potential acquirer to discuss with the board the terms on which the person might acquire the company, rather than to deter the person from seeking to acquire the company. The amendment is not intended as an anti-takeover measure in response to a specific threat, but rather is being recommended to assure fair treatment to the company's shareholders in takeover situations. If the amendment is adopted, the election procedure described above will apply to every election of directors, without regard to whether a change of control of the company is likely to occur.

  The board of directors recommends a vote FOR approval of the amendment to the bylaws.

                PROXY SOLICITATION AND EXPENSES OF SOLICITATION

  The cost of the solicitation of proxies will be paid by the company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged Sylvan employees may, without additional compensation therefor, solicit proxies on behalf of the company by personal interviews, telephone, internet or other means, as appropriate. The company has retained ChaseMellon Shareholder Services LLC to solicit proxies from the shareholders at a fee of $4,500 plus out-of-pocket expenses. The company will, upon request, reimburse brokers and others who are only record holders of Sylvan's common stock for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors engaged Arthur Andersen LLP, independent public accountants, to audit the books and records of the company for the current year. Representatives of Arthur Andersen LLP are expected to be present at the meeting and, while they are not expected to make a statement, they will have the opportunity to do so if they desire. They will also be available to respond to appropriate questions.

                      DEADLINE FOR SHAREHOLDER PROPOSALS

  Sylvan's bylaws require shareholders who wish to make proposals or nominate directors at an annual meeting to give written notice to the secretary of Sylvan not less than 30 days nor more than 60 days prior to the meeting or, if Sylvan gives less than 40 days notice of the date of the meeting, then not less than the tenth day after the notice of the date of the meeting was given. Shareholder proposals intended to be presented at the next annual meeting of shareholders, to be held in 2001, must be received by the company at 333 Main Street, P. O. Box 249, Saxonburg, PA 16056-0249 on or before March 16, 2001, to be included in the proxy statement and form of proxy relating to that meeting.

                           ANNUAL REPORT ON FORM 10-K

  The company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available to shareholders upon request and may be obtained by writing to: Sylvan Inc., 333 Main Street, P.O. Box 249, Saxonburg, PA 16056-0249.

                                          By Order of The Board of Directors

                                          Fred Y. Bennitt, Secretary

April 24, 2000

                                  APPENDIX A

                   AMENDMENT AND RESTATEMENT OF SECTION 3.2
                         OF THE BYLAWS OF SYLVAN INC.

Section 3.2 of the company's bylaws shall be amended and restated in its entirety as follows:

  Section 3.2 Election and Term of Office. The directors shall be classified with respect to their terms of office by dividing them into three (3) classes, Class A, Class B and Class C, as nearly equal in number as possible, with the first classes consisting of two members each. At the 2000 annual meeting of stockholders, directors of Class A shall be elected to hold office for a term expiring at the 2001 annual meeting of stockholders, directors of Class B shall be elected to hold office for a term expiring at the 2002 annual meeting of stockholders, and directors of Class C shall be elected to hold office for a term expiring at the 2003 annual meeting of stockholders.

  At each annual meeting of stockholders after the 2000 annual meeting, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders. Any director of a class elected by the board of directors to fill any vacancy arising during the year shall hold office for a term that coincides with the remaining term of that class. When and if the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the board of directors so as to maintain the number of directors in each class as nearly equal as possible, and provide that at least one-fourth in number of directors will be elected annually. Any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Each director shall continue in office until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal in the manner hereinafter provided.

                                  SYLVAN INC.
                                     PROXY
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS

                      The Drake Hotel, New York, New York
                Tuesday, June 6, 2000, 10:00 a.m. (Eastern Time)



The undersigned shareholder of Sylvan Inc. does hereby appoint Dennis C. Zensen, Donald A. Smith and Fred Y. Bennitt, or a majority of them who are present at the meeting, as proxies of the undersigned to vote at Sylvan's annual meeting of shareholders, to be held June 6, 2000, and at all adjournments thereof, all the shares of Sylvan's common stock which the undersigned may be entitled to vote on the matters set out on the reverse side of this card as described in the Proxy Statement and, at their discretion, on any other business that may properly come before the annual meeting.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given, such shares will be voted "FOR" Items 1 and 2.



                (Continued, and to be signed, on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:   Please mark   [X]
                                                              your votes as
                                                              indicated in
                                                              this example

Item 1:

Election of the following six Directors: William L. Bennett, Monir K. Elzalaki,
                                         Virgil H. Jurgensmeyer, Nelson P. Obus,
                                         Donald T. Pascal, Dennis C. Zensen.

FOR all Nominees      Withhold Authority
listed to the right   to vote for all      A vote FOR includes discretionary
(except as marked     nominees listed to   authority to vote for a substituted
 to the contrary)     the right            nominee if any of the nominees listed
                                           becomes unable to serve or for good
      [_]                   [_]            cause will not serve.


(To withhold authority to vote for one or more nominees, print such nominee's or nominees' name(s) on the line below.)

-------------------------------------------------------------------------------

Item 2:

Adoption of an amendment to the bylaws of Sylvan Inc. to create a classified board with staggered three-year terms.


      FOR                          AGAINST                      ABSTAIN

      [_]                            [_]                          [_]


                              Please date and sign exactly as your name appears
I plan to attend the          hereon and return in the enclosed envelope. If
 annual meeting  [_]          acting as attorney, executor, administrator,
                              guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by a duly authorized officer. If shares are held jointly, each shareholder named should sign.


                              Date            , 2000
                                   -----------


                              -----------------------------------------------
                              Signature


                              -----------------------------------------------
                              Signature

                              The signer hereby revokes all previous
                              proxies for the annual meeting, acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated April 24, 2000, and hereby ratifies all that the said proxies may do by virtue hereof.